EXHIBIT 15.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428 Website: www.allianceaudit.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No.333-264179) on Form 20-F of Dunxin Financial Holdings Limited (“ the Company”) and of our report dated May 2, 2022, with respect to the consolidated financial statements of the Company as of December 31, 2021 and for the year ended December 31, 2023, which report appears in the annual report on Form 20-F of the Company dated 15 May 2024.

Singapore

May 16, 2024